Exhibit 12.1

September 22, 2023

Spirits Capital Corporation

tZERO Markets, LLC

Ladies and Gentlemen:

We have acted as counsel to Spirits Capital Corporation, a Delaware corporation (the “Company”) with respect to the filing of an offering statement on Form 1-A (“Form 1-A”) with the Securities Exchange Commission on August 10, 2023, as amended August 21, 2023, and September 22, 2023, under the Securities Act of 1933, as amended. The offering statement covers the contemplated sale of up to 20,000,000 shares of the Company’s common stock (the “Shares”).

In rendering our opinion set forth below, we have reviewed (i) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and (ii) such corporate documents and records of the Company, such certificates of public officials and such other matters as we have deemed necessary or appropriate for purposes of this opinion letter. As to facts material to the opinions expressed herein, we have relied upon oral and written statements and representations of officers and other representatives of the Company. We have also assumed (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the originals of all documents submitted to us as copies; (ii) the genuineness of all signatures; and (iv) the legal capacity of natural persons.

We are members of the bar of the states of California and New York. We are opining herein as to the effect on the subject transaction only of the laws of the General Corporation Law of the State of Delaware and reported judicial decisions interpreting these laws. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that the Shares being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

No opinion is being rendered hereby with respect to the registration requirements of the Securities Act of 1933, as amended, or the availability of any exemption therefrom for the sale and issuance of the Shares.

We hereby consent to the filing of this letter as Exhibit 12.1 to the Form 1-A. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Yours truly,

/s/ Barton LLP

Barton LLP

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